Exhibit 99

FOR IMMEDIATE RELEASE

April 28, 2004


                       THE EASTERN COMPANY REPORTS RESULTS
                          FOR THE FIRST QUARTER OF 2004


Naugatuck, CT-The Eastern Company (AMEX-EML) today announced the results of its operations for the first quarter of 2004. Sales for the quarter were $24.6 million, compared to $21.6 for the same period in 2003 a 14% increase, while net income was $1,076,400, or $0.29 per diluted share compared to the $953,400 or $0.26 per diluted share reported in the first quarter of 2003, a 13% increase.

Leonard F. Leganza, President and CEO stated, "We are quite pleased with the operating results of the Company in the first quarter of 2004. The manufacturing sector of the U.S. economy appears to be improving and the Company has now experienced two positive quarters of improved sales. We are optimistic that sales will continue to improve as we go through the year and the Company anticipates that net sales could exceed $100 million in 2004, which would be a historical sales record for The Eastern Company."

Mr. Leganza commented further, "The initial operations of our recently organized manufacturing plant in Shanghai, China have shown strong potential. In addition to supporting the requirements of our U.S. divisions, the Company has had several very successful visits and inquiries from other U.S. manufacturers interested in sourcing products from China. The process of developing these new business relationships is proceeding at a quick pace resulting in numerous requests for both fabricated metal products and molded parts from our new capability of plastic injection molding."

Mr. Leganza continued, "Our new line of luggage locks for the travel industry, first introduced in December of 2003, has been very successful in the first quarter. The lock, "SearchAlert"(TM), offered by our Illinois Lock/CCL Security Products division is one which is approved by Travel Sentry for use in the Transportation Security Administration's new initiative which allows passengers to lock their checked baggage at airports."

Mr. Leganza also stated, "Our Metal Products Segment continues to experience reduced use of its proprietary mine roof anchors as the result of different mining technology and techniques which require fewer of the Company's mine roof products. To offset this erosion in sales of our traditional products we have continued to expand the development of our ductile iron capabilities. In addition, the Company recently signed a technical development contract with China University of Mining and Technology. The contract calls for the testing and appraisal of our proprietary mine roof anchors for use in underground coal mining in China. If initial laboratory test results prove positive, the second phase calls for field testing in one of China's largest coal mines. The tests are expected to continue through the fourth quarter of 2004 and, if successful, we may benefit from the new market opportunities."

The Eastern Company is a 146-year-old manufacturer of industrial hardware, security products and metal castings. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company's products helps it to respond to the changing requirements of a broad array of markets.


Forward-Looking Statements: Information in this news release contains statements which reflect the Company's current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company's business environment. Further information about the potential factors which could affect the Company's financial results are included in the Company's reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:          Leonard F. Leganza or John L. Sullivan III
                  (203) 729-2255

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Statement of Consolidated Income

THE EASTERN COMPANY (AMEX - EML)



                                             THREE Months Ended

                                       13 wks                     13 wks
                                    April 3, 2004             March 29, 2003
                                    -------------             --------------
Net Sales                           $  24,565,208              $  21,590,714


Net Income After Tax                    1,076,373                    953,377


Net Income Per Share:
    Basic                             $      0.30                $      0.26
    Diluted                           $      0.29                $      0.26

Weighted
average
   shares outstandings:
                Basic                   3,617,034                  3,630,303
                Diluted                 3,713,736                  3,630,303